JURO SYSTEM INC.

(“JURO”)

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE
  OFFICERS AND SENIOR FINANCIAL OFFICERS

     JURO expects the highest possible ethical conduct from its principal executive officers and senior financial officers.
Your full compliance with this Code and with JURO’s Code of Business Conduct & Ethics is mandatory. You are expected (i) to foster a culture of transparency, integrity and honesty, and (ii) to ensure that everyone in your organization also fully complies with this Code.

In accordance with the rules of the U.S. Securities and Exchange
  Commission, any change to, or waiver of, this Code must be immediately publicly disclosed.

Conflicts of Interest

In order to maintain the highest degree of integrity in the
  conduct of JURO’s business and your independent judgment, you must avoid any personal activity, investment or association that creates a conflict between your interests and the interests of JURO, or that could appear to interfere with good judgment concerning JURO’s best interests. You may not exploit your position or relationship with JURO for personal gain. You should avoid even the appearance of such a conflict. For example, there is a likely conflict of interest if you:

•	cause JURO to engage in business transactions with
relatives or friends;

•	use nonpublic JURO, client or vendor information
for personal gain by you, relatives or friends (including securities transactions based on such information);

•	have more than a modest financial interest in JURO’s
vendors, clients or competitors;

•	receive a loan, or guarantee of obligations, from
JURO or a third party as a result of your position at JURO; or

•	compete, or prepare to compete, with JURO while still
employed by JURO.

There are a variety of other situations in which a conflict
  of interest may arise. If you have concerns about any situation, follow the steps outlined in the Section on "Reporting Violations."

As a JURO principal executive officer or senior financial officer, it is imperative that you avoid any investment, interest or association that interferes, might interfere, or might appear to interfere, with your independent exercise of judgment in JURO’s best interests.

Engaging in any conduct that represents a conflict of interest is strictly prohibited.

Accurate Periodic
  Reports

As you are aware, full, fair, accurate, timely and understandable disclosures in JURO’ periodic reports is legally required and is essential to the success of its business. Please exercise the highest standard of care in preparing such reports in accordance with the following guidelines:

•	All JURO accounting records, as well as reports produced
from those records, must be in accordance with the laws of each applicable jurisdiction.

•	All records must fairly and accurately reflect the
transactions or occurrences to which they relate.

•	All records must fairly and accurately reflect, in
reasonable detail, JURO’ assets, liabilities, revenues and expenses.

•	JURO’ accounting records must not contain any
false or intentionally misleading entries.

•	No transactions should be intentionally misclassified
as to accounts, departments or accounting periods.

•	All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

•	No information should be concealed from the internal
auditors or the independent auditors.

Compliance with JURO’ system of internal accounting controls is required.

Compliance

You are expected to comply with both the letter and spirit of all applicable governmental laws, rules and regulations, as well as in accordance with the highest standards of business ethics.
  You have a responsibility that includes creating a culture of high ethical standards and commitment to compliance; maintaining a work environment that encourages employees to raise concerns; and promptly addressing employee compliance concerns.

If you have questions about this Code, you should seek guidance from the General Counsel. If you fail to comply with this Code, with JURO’ Code of Business Conduct and Ethics, and/or with any applicable laws, you will be subject to disciplinary measures, up to and including immediate discharge from JURO.

Reporting Violations

Your conduct can reinforce an ethical atmosphere and positively influence the conduct of fellow associates. If you are powerless to stop suspected misconduct or discover it after it has occurred, you must report it to the appropriate level of management at your location.

If
  you are still concerned after speaking with your local management or feel uncomfortable speaking with them (for whatever reason), you must (anonymously, if you wish) send a detailed note, with relevant documents, to JURO SYSTEM INC., Attn.: Board of Directors,
  30 N Gould Street, Suite 4836, Sheridan, Wyoming 82801. Telephone: 307-278-7555 or
  via email to legal@juro.systems.

Your calls, detailed notes and/or emails will be dealt with
  confidentially. You have the commitment of JURO and of JURO’ Board of Directors that you will be protected from retaliation.

Conclusion

In the final analysis you are the guardian of JURO’ ethics.
  While there are no universal rules, when in doubt ask yourself:

•	Will my actions be ethical in every respect and fully
comply with the law and with JURO policies?

•	Will my actions have the appearance of impropriety?

•	Will my actions be questioned by my supervisors,
associates, clients, family and the general public?

•	Am I trying to fool anyone, including myself, as
to the propriety of my actions?

If you are uncomfortable with your answer to any of the above, you should not take the contemplated actions without first discussing them with your local management. If you are still uncomfortable, please follow the steps outlined above in the Section on "Reporting Violations."

Any associate who ignores or violates any of JURO’ ethical
  standards, and any manager who penalizes a subordinate for trying to follow these ethical standards, will be subject to corrective action, including immediate dismissal. However, it is not the threat of discipline that should govern your actions. JURO expects you to share its belief that a dedicated commitment to ethical behavior is the right thing to do, is good business, and is the surest way for JURO to remain a world class company.

Exhibit 14.2

CODE OF BUSINESS CONDUCT & ETHICS

Statement by Chief Executive Officer

Ethics are important to Juro System
  Inc. (“JURO” or the “Company”) and each of its employees. JURO is committed to the highest ethical standards and to conducting its business with the highest level of integrity. Adherence to the JURO mission and fulfilling our purpose defined in the irrevocable trust deed of the Juro Organizaiton,is at the core of the values that make JURO great.

An uncompromising adherence to
  ethical excellence is integral to creating and sustaining a globally minded first class culture at JURO. It provides the necessary strong foundation on which products and services are built and on which JURO can grow and prosper.

Each JURO employee is responsible
  for the consequences of their respective actions. We must each be the steward of JURO’S ethics.

Leaders in JURO have the extra
  responsibility of setting an example by their personal performance and an attitude that conveys our ethical values. That example leads us to treat everyone - employees, clients, prospects, vendors and competitors - with honesty and respect.

If you are unsure
  of the appropriate action, take advantage of our open door, informal environment and raise your concerns with management or, if you are still uncomfortable, follow the processes outlined in this Code of Business Conduct & Ethics.

Cosimo Constantinos

  Chief Executive Officer

Ethics

JURO and each of its employees, wherever they may be located, must conduct their affairs with uncompromising honesty and integrity. Business ethics are no different than personal ethics. The same high standard applies to both. As a JURO employee, you are also a Member of the Juri and you are required to adhere to the highest standard regardless of local custom.

  Employees are expected to be honest and ethical in dealing with each other, with clients, vendors and all other third parties.
  Doing the right thing means doing it right every time.

  You must also respect the rights of your fellow employees and third parties. Your actions must be free from discrimination, libel, slander or harassment. Each person must be accorded equal opportunity, regardless of age, race, sex, sexual preference, sexual orientation, color, creed, religion, national origin, marital status, veteran's status, economic status, handicap or disability.

  Misconduct cannot be excused because it was directed or requested by another. In this regard, you are expected to alert management whenever an illegal, dishonest or unethical act is discovered or suspected. You will never be penalized for reporting your discoveries or suspicions.

  The following statements concern frequently raised ethical concerns. A violation of the standards contained in this Code of Business
  Conduct & Ethics will result in corrective action, including possible dismissal.

Conflicts of Interest

You must avoid any personal activity, investment or association which could appear to interfere with good judgment concerning JURO’S best interests. You may not exploit your position or relationship with
  JURO for personal gain. You should avoid even the appearance of such a conflict. For example, there is a likely conflict of interest if you:

•	cause JURO to engage in business transactions with relatives or friends;

•	use nonpublic JURO, client or vendor information for personal gain by you, relatives or friends (including securities transactions based on such information);

•	have more than a modest financial interest in JURO’S vendors, clients or competitors;

•	receive a loan, or guarantee of obligations, from JURO or a third party as a result of your position at JURO; or

•	compete, or prepare to compete, with JURO while still employed by
JURO.

There are a variety of other situations in which a conflict
  of interest may arise. If you have concerns about any situation, follow the steps outlined in the Section on "Reporting Ethical
  Violations."

Gifts, Bribes and Kickbacks

Other than for modest gifts
  given or received in the normal course of business (including travel or entertainment), neither you nor your relatives may give gifts to, or receive gifts from, JURO’S clients and vendors. Other gifts may be given or accepted only with prior approval of your senior management. In no event should you put JURO or yourself in a position that would be embarrassing if the gift was made public.

  Dealing with government employees is often different than dealing with private persons. Many governmental bodies strictly prohibit the receipt of any gratuities by their employees, including meals and entertainment. You must be aware of and strictly follow these prohibitions.

  Any employee who pays or receives bribes or kickbacks will be immediately terminated and reported, as warranted, to the appropriate authorities. A kickback or bribe includes any item intended to improperly obtain favorable treatment.

Loans

You may not request or accept a loan or payroll
  advance from JURO.

Improper Use or Theft of JURO Property

Every employee
  must safeguard JURO property from loss or theft, and may not take such property for personal use. JURO property includes confidential information, software, computers, office equipment, and supplies. You must appropriately secure all JURO property within your control to prevent its unauthorized use. Use of JURO’S electronic communications systems must conform with JURO’S
  E-mail Content Policy as set forth in the Employee Handbook, which, among other things, precludes using such systems to access or post material that: is pornographic, obscene, sexually-related, profane or otherwise offensive; is intimidating or hostile;
  or violates JURO policies or any laws or regulations. Employees may make limited non-business use of JURO’S electronic communications systems, provided that such use: (i) is occasional; (ii) does not interfere with the employee's professional responsibilities;
  (iii) does not diminish productivity; and (iv) does not violate this Policy or JURO’S E-mail Content Policy.

Covering Up Mistakes; Falsifying Records

Mistakes should
  never be covered up, but should be immediately fully disclosed and corrected. Falsification of any JURO, client or third party record is prohibited.

Protection of JURO, Client or Vendor Information

You
  may not use or reveal JURO, client or vendor confidential or proprietary information to others. Additionally, you must take appropriate steps — including securing documents, limiting access to computers and electronic media, and proper disposal methods —
  to prevent unauthorized access to such information. Proprietary and/or confidential information, among other things, includes:
  business methods, pricing and marketing data, strategy, computer code, screens, forms, experimental research, information about, or received from, JURO’S current, former and prospective clients, vendors and employees.

Gathering Competitive Information

You may not accept,
  use or disclose the confidential information of our competitors. When obtaining competitive information, you must not violate our competitors' rights. Particular care must be taken when dealing with competitors' clients, ex-clients and ex-employees. Never ask for confidential or proprietary information. Never ask a person to violate a non-compete or non-disclosure agreement. If you are uncertain, the Corporate Legal Department can assist you.

Sales: Defamation and Misrepresentation

Aggressive selling
  should not include misstatements, innuendo or rumors about our competition or their products and financial condition. Do not make unsupportable promises concerning JURO’S products.

Use of JURO and Third Party Software

JURO and third party
  software may be distributed and disclosed only to employees authorized to use it, and to clients in accordance with terms of a
  JURO agreement.

JURO and third party software may not be copied without specific authorization and may only be used to perform assigned responsibilities.

All third-party software must be properly licensed. The license agreements for such third party software may place various restrictions on the disclosure, use and copying of software.

Developing Software

Employees involved in the design,
  development, testing, modification or maintenance of JURO software must not tarnish or undermine the legitimacy and "cleanliness"
  of JURO’S products by copying or using unauthorized third party software or confidential information. You may not possess, use or discuss proprietary computer code, output, documentation or trade secrets of a non-JURO party, unless authorized by such party. Intentional duplication or emulation of the "look and feel" of others' software is not permissible.

Fair Dealing

No JURO employee should take unfair advantage
  of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Fair Competition and Antitrust Laws

JURO must comply
  with all applicable fair competition and antitrust laws. These laws attempt to ensure that businesses compete fairly and honestly and prohibit conduct seeking to reduce or restrain competition. If you are uncertain whether a contemplated action raises unfair competition or antitrust issues, the Corporate Legal Department can assist you.

Securities Trading

It is usually illegal to buy or sell
  securities using material information not available to the public. Persons who give such undisclosed "inside" information to others may be as liable as persons who trade securities while possessing such information. Securities laws may be violated if you, or any relatives or friends trade in securities of JURO, or any of its clients or vendors, while possessing "inside"
  information. Please see JURO’S Insider Trading Policy for more details on this issue. If you are still uncertain, the Corporate
  Legal Department can assist you.

Political Contributions

No company funds may be given
  directly to political candidates. You may, however, engage in political activity with your own resources on your own time on your own behalf.

Retention of Business Records

JURO business records must
  be maintained for the periods specified in the JURO Record Retention Policy (available on the JURO Employee Portal) or the more specific policies of your business unit. Records may be destroyed only at the expiration of the pertinent period. In no case may documents involved in a pending or threatened litigation, government inquiry or under subpoena or other information request, be discarded or destroyed, regardless of the periods specified in the Record Retention Policy. In addition, you may never destroy, alter, or conceal, with an improper purpose, any record or otherwise impede any official proceeding, either personally, in conjunction with, or by attempting to influence, another person.

Waivers

The Code of Business Conduct & Ethics applies
  to all JURO employees and its Board of Directors. There shall be no waiver of any part of the Code, except by a vote of the Board of Directors or a designated committee, which will ascertain whether a waiver is appropriate and ensure that the waiver is accompanied by appropriate controls designed to protect JURO.

In the event that any waiver is granted, the waiver will be disclosed as required under applicable law and regulations, and posted on the JURO website, thereby allowing the JURO shareholders to evaluate the merits of the particular waiver.

Reporting Violations

Your conduct can reinforce an ethical
  atmosphere and positively influence the conduct of fellow employees. If you are powerless to stop suspected misconduct or discover it after it has occurred, you must report it to the appropriate level of management at your location.

If you are still concerned after speaking with your local management or feel uncomfortable speaking with them (for whatever reason), you must (anonymously, if you wish) send a detailed note, with relevant documents, to JURO SYSTEM INC., Attn.: Board of Directors, 30 N Gould Street, Suite 4836, Sheridan, Wyoming 82801. Telephone:
  307-278-7555

Your calls, detailed notes and/or emails will be dealt with confidentially. You have the commitment of JURO and the JURO Board of Directors that you will be protected from retaliation.

No Rights Created

This Code of Ethics is a statement
  of the fundamental principles and key policies and procedures that govern JURO’S employees in the conduct of JURO’S business. It is not intended to and does not constitute an employment contract or assurance of continued employment, and does not create any rights to any employee, client, supplier, competitor, shareholder or any other person or entity.

Conclusion

In the final analysis you are the guardian
  of JURO’S ethics. While there are no universal rules, when in doubt ask yourself:

•	Will my actions be ethical in every respect and fully comply with the law and with JURO policies?

•	Will my actions have the appearance of impropriety?

•	Will my actions be questioned by my supervisors, employees, clients, family and the general public?

•	Am I trying to fool anyone, including myself, as to the propriety of my actions?

If you are uncomfortable with your answer to any of the above, you should not take the contemplated actions without first discussing them with your local management. If you are still uncomfortable, please follow the steps outlined above in the Section on "Reporting Violations."

  Any employee who ignores or violates any of JURO’S ethical standards, and any manager who penalizes a subordinate for trying to follow these ethical standards, will be subject to corrective action, including immediate dismissal. However, it is not the threat of discipline that should govern your actions. We hope you share our belief that a dedicated commitment to ethical behavior is the right thing to do, is good business, and is the surest way for JURO to become and remain a world class company.